UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 13, 2004

HOLLYWOOD MEDIA CORP.

(Exact Name of Registrant as Specified in Charter)

Florida

0-22908

65-0385686

(State or Other Jurisdiction

(Commission File Number)

(IRS Employer

of Incorporation)

Identification No.)

2255 Glades Road, Suite 221A, Boca Raton, Florida 33431

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code  (561) 998-8000

Item 5.  Other Events and Regulation FD Disclosure.

The Registrant, Hollywood Media Corp., a Florida corporation (Hollywood Media) reports that on February 13, 2004 it completed the closing of a $16.4 million private placement, which included the issuance to investors of 5,773,355 shares of its common stock and warrants to purchase 1,443,339 shares of its common stock.

The Company received net proceeds of approximately $15.2 million after deducting the estimated expenses in connection with the transaction, including the placement agent’s fee and various other expenses. The net proceeds of the private placement are intended to be used for various corporate purposes, including to fund the continued expansion of Totally Hollywood TV (THTV), the Company’s cable television network, for potential accretive acquisitions, and for working capital and other general corporate purposes.

The warrants issued in the private placement have an exercise price of $2.84 per share of common stock and expire in February 2009. The warrants are callable by the Company after one year if the common stock of Hollywood Media Corp. trades at twice the exercise price for 20 trading days. In addition to the warrants issued to the investors, the Company issued warrants to the placement agent having the same exercise price, which are exercisable to purchase up to 288,667 shares of common stock. The Company has agreed to file a registration statement covering resales from time to time of shares issued in the private placement or pursuant to exercise of the warrants.

The terms of this private financing are set forth in the following documents filed as exhibits to this Form 8-K Report: Securities Purchase Agreement filed as Exhibit 10.1; Registration Rights Agreement filed as Exhibit 10.2; Form of Warrant issued to investors filed as Exhibit 10.3; and Warrant issued to the placement agent filed as Exhibit 10.4.

Item 7.  Financial Statements and Exhibits.

(c)

Exhibits.

10.1

Securities Purchase Agreement dated February 9, 2004.

10.2

Registration Rights Agreement dated February 9, 2004.

10.3

Form of Warrant issued to purchasers pursuant to Securities Purchase Agreement dated February 9, 2004.

10.4

Warrant issued to placement agent in connection with Securities Purchase Agreement dated February 9, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLYWOOD MEDIA CORP.

By:	/s/ LAURIE S. SILVERS
Laurie S. Silvers
President

Date:  February 17, 2004